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                                                                  Exhibit (n)

            Consent of Independent Registered Public Accounting Firm



We hereby consent to the use in this Post-Effective Amendment No. 24 to the Registration Statement on Form N-6 (the "Registration Statement") of our report dated March 18, 2009, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 19, 2009, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Corporate Sponsored Variable Universal Life Separate Account-I, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" in such Registration Statement.






/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP
New York, New York
October 30, 2009